Exhibit 2.11

VEGA GLOBAL TECHNOLOGIES LIMITED

ACN 667 154 261

(PURCHASER)

AND

ISIDORE PROJECT PTY LTD

ACN 676 497 881

(VENDOR)

AND

MIRRAGIN PROJECT ISIDORE PTY LTD

ACN 663 281 034

(MIRRAGIN)

SHARE SALE AGREEMENT

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION		4

	1.1	Definitions	4
	1.2	Interpretation	10
	1.3	Materiality	11

2.	CONDITION PRECEDENT		12

	2.1	Condition	12
	2.2	Benefit of the Condition	12
	2.3	Best efforts	12
	2.4	Notice	12
	2.5	Termination before Settlement	12
	2.6	Agreement of no effect	12

3.	TRANSACTION		13

	3.1	Agreement to buy and sell Vendor Shares	13
	3.2	Associated Rights	13
	3.3	Waiver of pre-emption	13
	3.4	Title and Risk	13

4.	CONSIDERATION		13

	4.1	Consideration	13
	4.2	Payment of consideration	13
	4.3	Escrow	13

5.	CONDUCT BEFORE SETTLEMENT		13

	5.1	Conduct of Company Group’s Business	13
	5.2	Agreed Dividend	14
	5.3	Permitted Acts	14
	5.4	Access	14
	5.5	Loan Accounts	15

6.	SETTLEMENT		15

	6.1	Time and Location of Settlement	15
	6.2	The Vendor’s obligations at Settlement	15
	6.3	Vega’s obligations at Settlement	16
	6.4	Conditions of Settlement	16
	6.5	Settlement simultaneous	16

7.	REPRESENTATIONS AND WARRANTIES BY THE VENDOR		17

	7.1	Representations and Warranties	17
	7.2	Independent Warranties	17
	7.3	Reliance	17
	7.4	Indemnity by Vendor	17
	7.5	Tax indemnity	17
	7.6	Notification of Warranty Breaches	18
	7.7	Undertaking not to make Claims	18

8.	QUALIFICATIONS AND LIMITATIONS ON CLAIMS		18

	8.1	Disclosure	18
	8.2	Meaning of Vendor’s Knowledge	18
	8.3	Maximum liability	19
	8.4	Qualifications to the Vendor Warranties	19
	8.5	Limitation Periods	19
	8.6	Consequential Loss	19
	8.7	No representation or implied warranty	19
	8.8	Other limits on Claims	19
	8.9	Notice of potential Claim	20
	8.10	Conduct of Third Party Claims	21
	8.11	Reimbursement if subsequent recovery from third parties	22
	8.12	Mitigation of losses	22

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	8.13	Purchaser acknowledgements	22
	8.14	No double recovery	22
	8.15	Independent limitations	23
	8.16	Reduction of Consideration	23
	8.17	Tax effect of Claims	23
	8.18	Purchaser benefits	23
	8.19	Remedies	23

9.	WARRANTIES BY THE PURCHASER		23

	9.1	Purchaser Warranties	23
	9.2	Independent Warranties	23
	9.3	Reliance	23

10.	PARTY AS TRUSTEE		24

	10.1	Capacity	24
	10.2	Trustee’s warranties	24

11.	CONDUCT AFTER SETTLEMENT		24

	11.1	Appointment of proxy	24
	11.2	Records	24

12.	CONFIDENTIALITY		25

	12.1	Terms to remain confidential	25
	12.2	Disclosure of Information	25
	12.3	Public announcements	25
	12.4	Obligations continuing	25

13.	RESTRICTIONS AGAINST COMPETITION		26

	13.1	Non compete covenant	26
	13.2	No solicitation of customers	26
	13.3	No acceptance of business	26
	13.4	No solicitation of employees or agents	26
	13.5	Restraints reasonable	26
	13.6	Severability	26
	13.7	Interpretation	26
	13.8	Application of Restraint of Trade	27
	13.9	Excluded activities	27

14.	NOTICES AND OTHER COMMUNICATIONS		28

	14.1	Service of notices	28
	14.2	Address of Parties	28
	14.3	Electronic Communications	29
	14.4	Effective on receipt	29

15.	DISPUTE RESOLUTION		29

	15.1	Notice of Dispute	29
	15.2	Failure to resolve dispute	29
	15.3	Appointment of mediator	29
	15.4	Referral to Court	29
	15.5	Injunctive declaratory or other interlocutory relief	30

16.	GST LIABILITY		30

17.	GST		30

	17.1	Recovery of GST	30
	17.2	Liability net of GST	30
	17.3	Adjustment events	30
	17.4	Survival	30
	17.5	Definitions	30

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18.	GENERAL		30

	18.1	Further Acts	30
	18.2	Costs	31
	18.3	Amendment	31
	18.4	Assignment	31
	18.5	Severability	31
	18.6	Consents	31
	18.7	Waivers	31
	18.8	No merger	31
	18.9	Enurement	31
	18.10	Indemnities	31
	18.11	Entire Agreement	32
	18.12	No Representation or Reliance	32
	18.13	Counterparts	32

19.	GOVERNING LAW AND JURISDICTION		32

	19.1	Jurisdiction	32
	19.2	Governing Law	32

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THIS AGREEMENT is made on 5 December 2025

BETWEEN

Vega Global Technologies Limited (ACN 667 154 261) of 283 Rokeby Road Subiaco WA 6008 (Purchaser);

AND

Isidore Project Pty Ltd (ACN 676 197 881) of Level 6, 200 Adelaide Street, Brisbane QLD 4000 (Vendor);

AND

Mirragin Project Isidore Pty Ltd (ACN 663 281 034) of Level 6, 200 Adelaide Street, Brisbane QLD 4000 (Mirragin or the Company).

RECITALS

A.	The Vendor is the legal and beneficial owners of 100% of the issued shares in the capital of Mirragin.

B.	The Vendor has agreed to sell and the Purchaser has agreed to purchase the Vendor Shares pursuant to the terms of this Agreement.

C.	Following Settlement, Mirragin will become a wholly owned subsidiary of the Purchaser.

D.	The Purchaser will become a wholly owned subsidiary of Braiin following Settlement, pursuant to a separate share sale agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

Accounting Standards means:

(a)	the accounting standards made by the AICPA, relating to the preparation and content of financial statements; and

(b)	generally accepted accounting principles that are consistently applied for companies similar to Mirragin, except those inconsistent with the standards or requirements referred to in paragraph (a).

Accounts means in respect of each Company Group Member, the audited balance sheet of that member as at the Accounts Date and the audited profit and loss account of that member for the year ending on the Accounts Date, true copies of which are set out in Schedule 3.

Accounts Date means 30 June 2025.

Affiliates means (in relation to a Party):

(a)	a Related Body Corporate of the Party;

(b)	an associate of the Party (within the meaning of section 15 of the Corporations Act); and

(c)	any entity (such as a natural person, body corporate, partnership or trust) which the Party Controls, or which is Controlled by the party.

Agreed Dividend has the meaning given to it in clause 5.2.

Agreement means the agreement constituted by this agreement and includes the recitals, schedules and annexures.

AICPA means The American Institute of Certified Public Accountants.

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Authorisation means any permit, approval, authorisation, consent, exemption, filing, licence, notarisation, registration, password or waiver however described and any renewal or variation to any of them.

Braiin means Braiin Limited (ACN 660 713 093).

Braiin Shares means fully paid ordinary shares in the capital of Braiin.

Business means the business carried out by the Company Group as at the Execution Date, being a dynamic and customer-centric company specialising in ICT consulting and personnel services.

Business Day means a day that is not a Saturday, Sunday or public holiday in Perth, Western Australia.

Claim means in relation to any person, a claim, action or proceeding, judgment, damage, loss, cost, expense or liability incurred by or to or made or recovered by or against the person, however arising and whether present, unascertained, immediate, future or contingent.

Claim Notice has the meaning given to that term in clause 8.9.

Company Group means Mirragin, together with each Related Body Corporate of Mirragin.

Company Group Member means an entity within the Company Group.

Condition means the condition precedent set out in clause 2.1.

Confidential Information means any trade secrets, lists of information pertaining to clients of the Company Group and or suppliers, specifications, drawings, inventions, ideas, records, reports, software, patents, designs, copyright material, secret processes or other information, whether in writing or otherwise, relating to the Company Group.

Consequential Loss means any loss or damage which would not be fairly and reasonably considered as arising naturally (that is, according to the usual course of things) from the breach including loss of profits, loss of business opportunity and economic loss.

Consideration has the meaning given in clause 4.1.

Consideration Shares means 63,914, being that number of fully paid ordinary shares in the capital of Vega. The number of Consideration Shares shall be equal to the quotient of US$650,005.38 divided by US$10.17.

Control of an entity includes the power to directly or indirectly:

(a)	determine the financial or operating policies of the entity;

(b)	control the membership of the board or other governing body of the entity; and

(c)	control the casting of more than one half of the maximum number of votes that may be cast at a general meeting of the entity,

regardless of whether the power is in writing or not, expressed or implied, formal or informal or arises by means of trusts, agreements, arrangements, understandings, practices or otherwise.

Corporations Act means the Corporations Act 2001 (Cth).

Due Diligence Materials means all information and documents provided to the Purchaser or its Representatives in the period ending at 5pm on the Business Day prior to the Execution Date.

Duty means any stamp, transaction or registration duty or similar charge imposed by any Governmental Authority and includes any interest, fine, penalty, charge or other amount imposed in respect of any of them, but excludes any Tax.

Encumbrance means any encumbrance, mortgage, pledge, charge, lien, assignment, hypothecation, security interest, title retention, preferential right or trust arrangement and any other security or agreement of any kind given or created and including any possessory lien in the ordinary course of business whether arising by operation of law or by contract.

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End Date means 5.00pm (AWST) on the later of:

(a)	the date that Braiin is listed on the NASDAQ; or

(b)	31 January 2026 (or such later date as agreed by the Parties).

Event of Insolvency means:

(a)	a receiver, manager, receiver and manager, trustee, administrator, controller or similar officer is appointed in respect of a person or any asset of a person;

(b)	a liquidator or provisional liquidator is appointed in respect of the corporation;

(c)	any application (not being an application withdrawn or dismissed within 14 days) is made to a court for an order, or an order is made, or a meeting is convened, or a resolution is passed, for the purposes of:

(i)	appointing a person referred to in paragraphs (a) or (b);

(ii)	winding up a corporation;

(iii)	proposing or implementing a scheme of arrangement; or

(iv)	any event or conduct occurs which would enable a court to grant a petition, or an order is made, for the bankruptcy of an individual or his estate under any Insolvency Provision;

(d)	a moratorium of any debts of a person, or an official assignment, or a composition, or an arrangement (formal or informal) with a person’s creditors, or any similar proceeding or arrangement by which the assets of a person are subjected conditionally or unconditionally to the control of that person’s creditors or a trustee, is ordered, declared, or agreed to, or is applied for and the application is not withdrawn or dismissed within 14 days;

(e)	a person becomes, or admits in writing that it is, is declared to be, or is deemed under any applicable law to be, insolvent or unable to pay its debts; or

(f)	any writ of execution, garnishee order, mareva injunction or similar order, attachment, distress or other process is made, levied or issued against or in relation to any asset of a person.

Execution Date means the date of this Agreement.

Financial Debt means borrowings or other indebtedness of the Company Group under any bank facility, overdraft, bond, note or debenture.

Governmental Authority means a government or government department, a governmental or semi-governmental or judicial person (whether autonomous or not) charged with the administration of any applicable law.

GST has the meaning given to it in the GST Act.

GST Act means A New Tax System (Goods and Services Tax) Act 1999 (Cth)and any regulations thereto or such other act or regulations of equivalent effect.

Head Company has the same meaning as that term is defined in section 995-1 of the ITAA 97.

Immediately Available Funds means cash or telegraphic or other electronic means of transfer of immediately cleared funds into a bank account nominated in advance by the payee.

Insolvency Provision means any law relating to insolvency, sequestration, liquidation or bankruptcy (including any law relating to the avoidance of conveyances in fraud of creditors or of preferences, and any law under which a liquidator or trustee in bankruptcy may satisfy or avoid transactions), and any provision of any agreement, arrangement or scheme, formal or informal, relating to the administration of any of the assets of any person.

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Intellectual Property Licence means all agreements under which any Company Group Member obtains from any person the exclusive or non-exclusive right to use, but not the ownership of, any of the Intellectual Property Rights referred to in paragraphs (a) to (d) inclusive of the definition of that term.

Intellectual Property Rights means:

(a)	the business names or trademarks owned or used at Execution Date by the Company Group;

(b)	the Confidential Information owned or used at any time by the Company Group;

(c)	the patents, patent applications, registered designs, unregistered designs, copyright and all other similar rights owned or used at any time by the Company Group; and

(d)	the Intellectual Property Licences.

Invoice means a tax invoice as defined in and for the purposes of the GST Act or any document allowing the Recipient to claim an input tax credit under the GST Act.

Issue Price means the initial listing price of Braiin Shares on NASDAQ, being US$10.17.

ITAA 36 means the Income Tax Assessment Act 1936 (Cth).

ITAA 97 means the Income Tax Assessment Act 1997 (Cth).

Liabilities includes all liabilities (whether actual, contingent or prospective), Losses, damages, costs and expenses of whatever description.

Loss means losses, liabilities, damages, costs, charges and expenses and includes Taxes, Duties and Tax Costs.

Material Adverse Effect means:

(a)	when used in a Warranty in relation to a Company Group Member a material adverse effect on the financial position of the Company Group Member when compared to what the financial position would be if the Warranty were true which is material according to the principles set out in clause 1.3; and

(b)	when used in all other cases in relation to a Company Group Member a material adverse effect on the financial position of the Company Group Member which is material according to the principles set out in clause 1.3,

(c)	but does not include:

(d)	any matter, event or circumstance arising from changes in economic, business or public health conditions which impact on Mirragin and their competitors in a similar manner;

(e)	any change in taxation rates or laws, or applicable law, which impact on Mirragin and their competitors in a similar manner;

(f)	any change occurring as a result of any act of god, pandemic, landslide, earthquake, fire, flood, or any other effect of the elements;

(g)	any change in accounting policy required by law; or

(h)	any change occurring directly or indirectly as a result of any matter, event or circumstance required by this Agreement or the transactions contemplated by it.

NASDAQ means the Nasdaq stock exchange, operated in America.

Officer, in relation to a corporation, has the meaning given in Section 9 of the Corporations Act.

Party means a party to this Agreement and Parties means the parties to this Agreement.

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Permitted Encumbrance means:

(a)	a charge or lien that arises by operation of statute or other law, in the course of ordinary business, where the amount secured is not overdue or is being diligently contested in good faith and appropriately provisioned;

(b)	any mechanic’s workmen’s or other like lien arising in the ordinary course of business, where the amount secured is not overdue or is being diligently contested in good faith and appropriately provisioned;

(c)	any retention of title arrangement undertaken in the ordinary course of day to day trading on arm’s length terms, as long as the obligation it secures is discharged when due or is being diligently contested in good faith and appropriately provisioned; or

(d)	an Encumbrance:

(i)	existing on the Execution Date that has been approved by the Purchaser; or

(ii)	that arises after the Execution Date and that the Purchaser approves before it arises,

where the maximum aggregate amount secured from time to time does not increase, and the time for payment of that amount is not extended beyond the amount and time approved by the Purchaser.

Prescribed Occurrence means:

(a)	any entity within the Company Group converting all or any of its shares into a larger or smaller number of shares;

(b)	any entity within the Company Group resolving to reduce its share capital in any way;

(c)	any entity within the Company Group:

(i)	entering into a buy back agreement; or

(ii)	resolving to approve the terms of a buy back agreement;

(d)	any entity within the Company Group making an allotment of, or granting an option to subscribe for, any of its shares or agreeing to make such an allotment or grant such an option;

(e)	any entity within the Company Group issuing, or agreeing to issue, convertible notes;

(f)	any entity within the Company Group disposing, or agreeing to dispose, of the whole, or a substantial part, of its business or property;

(g)	any entity within the Company Group charging, agreeing to charge, the whole, or a substantial part, of its business or property;

(h)	any entity within the Company Group resolving that it be wound up;

(i)	the appointment of a provisional liquidator of any entity within the Company Group;

(j)	the making of an order by a court for the winding up of any entity within the Company Group;

(k)	an administrator of any entity within the Company Group being appointed;

(l)	any entity within the Company Group executing a deed of company arrangement; or

(m)	the appointment of a receiver, or a receiver and manager, in relation to the whole, or a substantial part, of the property of the Company Group.

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Purchaser Group means the Purchaser, together with each Related Body Corporate of the Purchaser.

Purchaser Group Member means each entity within the Purchaser Group.

Purchaser Warranties means the representations and warranties of the Purchaser set out in Schedule 2 and Purchaser Warranty means any one of them.

Records means all original and copy records, documents, books, files, reports, accounts, plans, correspondence, letters and papers of every description and other material regardless of their form or medium and whether coming into existence before, on or after the Execution Date, owned by the Company Group including certificates of registration, minute books, statutory books and registers, books of account, tax returns, title deeds and other documents of title, customer lists, price lists, computer programs and software, and trading and financial records.

Related Party has the meaning given in section 228 of the Corporations Act.

Related Body Corporate has the meaning given in section 9 of the Corporations Act.

Representative means, in relation to a Party, that Party’s directors, officers, employees, agents or advisers (including without limitation lawyers, accountants, consultants, bankers, financial advisers and any representatives of those advisers).

Resolution Institute means the Resolution Institute (ACN 008 651 232) and any successor organisation.

Revenue means the revenue of the Company Group determined in accordance with Accounting Standards.

Revenue Authority means any Federal, State, Territory or local government authority or instrumentality in respect of Tax.

Settlement means the settlement on the Settlement Date of the sale and purchase of the Vendor Shares in accordance with the terms of this Agreement.

Settlement Date means that date which is 7 Business Days after the satisfaction or waiver of the Condition (or such other date as is agreed between the Parties).

Statutes means all legislation of any country, state or territory enforced at any time, and any rule, regulation, ordinance, by law, statutory instrument, order or notice at any time made under that legislation.

Tax means any tax, levy, charge, impost, duty, fee, deduction, compulsory loan, withholding, stamp, transaction, registration, duty or similar charge which is assessed, levied, imposed or collected by any government agency and includes, but is not limited to, any interest, fine, penalty, charge, fee or any other accounting imposed on, or in respect of any of the above but excludes Duty.

Taxable Supply has the meaning given to it in the GST Act.

Tax Claim means a Claim by the Purchaser for the breach of a Tax Warranty or under the Tax Indemnity.

Tax Cost means all costs and expenses incurred in:

(a)	managing an inquiry; or

(b)	conducting any objection, action, defence, or proceeding with the purpose of causing a withdrawal, reduction, postponement, avoidance or compromise of a demand or assessment relating to Tax issued by a Governmental Authority under a Tax Law, in relation to Tax or Duty, but does not include the Tax or Duty.

Tax Indemnity means the indemnity given by the Vendor to the Purchaser under clause 7.5.

Tax Law means any law relating to either Tax or Duty as the context requires.

Tax Relief means any refund, credit, offset, relief, allowance, deduction, rebate, recoupment, compensation, Tax loss, right to repayment or other benefit or saving in relation to Tax and includes any amount otherwise payable which reduces, offsets, discharges or satisfies a Liability for Tax.

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Tax Return means any return relating to Tax including any document which must be lodged with a Governmental Authority administering a Tax or which a taxpayer must prepare and retain under a Tax Law (such as an activity statement, amended return, application, schedule or election and any attachment).

Tax Warranties mean the tax warranties set out in paragraph 16 of Schedule 1.

Third Party means a person that is not a Party or an Affiliate of a Party.

Third Party Claim means:

(a)	a Claim made by a Third Party against a Company Group Member, the Purchaser or any Affiliate of the Purchaser that is reasonably likely to result in a Warranty Claim; or

(b)	a Claim a Company Group Member, the Purchaser or an Affiliate of the Purchaser is entitled to make against a Third Party based on anything that is reasonably likely to result in a Warranty Claim.

Transaction means the sale and purchase of the Vendor Shares on the terms and conditions set out in this Agreement.

Vendor Shares means 100% of the shares in the capital of Mirragin.

Vendor Warranties means the Warranties set out in Schedule 1 and Vendor Warranty means any one of them.

Warranty Claim means a Claim by the Purchaser against the Vendor arising as a result of a breach of a Vendor Warranty, a Claim under clause 7.4 and any Tax Claim.

1.2	Interpretation

In this Agreement:

(a)	headings are for convenience only and do not affect its interpretation;

(b)	no provision of this Agreement will be construed adversely to a Party because that Party was responsible for the preparation of this Agreement or that provision;

(c)	specifying anything after the words “include” or “for example” or similar expressions does not limit what else is included;

and, unless the context otherwise requires:

(d)	an obligation or liability assumed by, or a right conferred on, two or more Parties binds or benefits all of them jointly and each of them severally;

(e)	the expression person includes an individual, the estate of an individual, a corporation, an authority, an association or joint venture (whether incorporated or unincorporated), a partnership and a trust;

(f)	a reference to any Party includes that Party’s executors, administrators, successors and permitted assigns, including any person taking by way of novation;

(g)	a reference to a body, other than a Party to this Agreement whether statutory or not:

(i)	which ceases to exist; or

(ii)	whose powers or functions are transferred to another body,

is a reference to the body which replaces it or substantially succeed its powers or functions;

(h)	a reference to any document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

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(i)	a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

(j)	words importing the singular include the plural (and vice versa) and words indicating a gender include every other gender;

(k)	references to parties, clauses, schedules, exhibits or annexures are references to Parties, clauses, schedules, exhibits and annexures to or of this Agreement and a reference to this Agreement includes any schedule, exhibit or annexure to this Agreement;

(l)	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(m)	a reference to time is to time as observed in Perth, Western Australia;

(n)	if a period of time is specified and dates from a given day or the day of an event, it is to be calculated exclusive of that day;

(o)	a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(p)	if an act prescribed under this Agreement to be done by a Party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day;

(q)	where an action is required to be undertaken on a day that is not a Business Day it shall be undertaken on the next Business Day;

(r)	a reference to a payment is to a payment by bank cheque or such other form of cleared funds the recipient otherwise allows in the relevant lawful currency specified;

(s)	a reference to $A or dollar is to the lawful currency of the Commonwealth of Australia and a reference to USD or US$ is to the lawful currency of the United States of America; and

(t)	a reference to a Party using or an obligation on a Party to use reasonable endeavours or its best endeavours does not oblige that Party to:

(i)	pay money:

(A)	in the form of an inducement or consideration to a third party to procure something (other than the payment of immaterial expenses or costs, including costs of advisers, to procure the relevant thing); or

(B)	in circumstances that are commercially onerous or unreasonable in the context of this Agreement;

(ii)	provide other valuable consideration to or for the benefit of any person; or

(iii)	agree to commercially onerous or unreasonable conditions.

1.3	Materiality

Unless the contrary intention appears, a matter will be regarded as “material” if alone or together with a series of similar or related matters, it will, or would be likely to, in any 12 month period:

(a)	involve a Claim by or against a Company Group Member exceeding US$350,000;

(b)	have a financial impact on revenues or expenses of a Company Group Member exceeding:

(i)	in the case of any unusual or non-recurring event, US$350,000; and

(ii)	in the case of any recurrent event, US$35,000;

(c)	have a financial impact on the value of the assets or liabilities of the Company Group Member exceeding US$350,000; or

(d)	impose an obligation or confer a benefit on a Company Group Member of an amount exceeding US$350,000,

where the “financial impact” is to be assessed in the case of a Warranty Claim, by reference to the position if the Warranty were true, and in all other cases, is to be assessed by reference to the position set out in the Accounts.

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2.	CONDITION PRECEDENT

2.1	Condition

Clauses 3 and 6 of this Agreement are subject to and do not become binding on the Parties unless and until Braiin has been preliminarily approved by NASDAQ for listing and trading and has received written approval for the United States Securities and Exchange Commission that its registration statement has been approved and is declared effective, unless this condition has been waived in accordance with clause 2.2.

2.2	Benefit of the Condition

The Condition is for the benefit of the Purchaser and the Purchaser may, by notice in writing to the Vendor on or before the End Date, waive this Condition.

2.3	Best efforts

(a)	Each Party must provide all reasonable assistance to the others as is necessary to satisfy the Condition including by:

(i)	signing and delivering all documents and doing everything reasonably necessary or desirable to carry out its obligations under this clause 2; and

(ii)	keep the other party regularly informed of the status of any discussions or negotiations with relevant third parties about the Condition.

(b)	Nothing in this clause obliges a Party to waive the Condition or grant an extension of time for satisfaction of the Condition.

2.4	Notice

The Purchaser must promptly notify the Vendor in writing if the Condition has been satisfied or cannot be satisfied, or any material development which has an impact on the likelihood of the Condition being satisfied by the End Date.

2.5	Termination before Settlement

If the Condition have not been satisfied or waived in accordance with clause 2.2, prior to the End Date, then with effect from the End Date, the Purchaser or the Vendor may by giving not less than 5 Business Days’ written notice to the other Parties, terminate this Agreement.

2.6	Agreement of no effect

If a Party gives notice terminating the Agreement under clause 2.5 this Agreement shall be deemed to be at an end and of no force or effect with none of the Parties being subject to any of the obligations contained in this Agreement and with no Party claiming any rights at law or equity against the other Parties, save for the performance of those covenants and agreements (if any) which should have been performed on or before the date of termination, and all damages for breach of the same.

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3.	TRANSACTION

3.1	Agreement to buy and sell Vendor Shares

The Vendor, as legal owner of the Vendor Shares, agrees to sell, free from Encumbrances, and the Purchaser agrees to purchase, the Vendor Shares for the Consideration and on the further terms and conditions set out in this Agreement.

3.2	Associated Rights

The Vendor must sell the Vendor Shares to the Purchaser together with all rights attached to them as at the Execution Date and that accrue between the Execution Date and Settlement, other than the Agreed Dividend.

3.3	Waiver of pre-emption

The Vendor waives all rights of pre-emption or other rights over any of the Vendor Shares conferred either by the constitution of Mirragin, by any shareholders agreement relating to shares or other securities in Mirragin, or in any other way.

3.4	Title and Risk

Title to and risk in the Vendor Shares passes to the Purchaser on Settlement.

4.	CONSIDERATION

4.1	Consideration

The consideration payable by the Purchaser is the Consideration Shares to be issued and allotted in accordance with clause 4.2 (the Consideration).

4.2	Payment of consideration

On the Settlement Date the Purchaser will procure that Vega will allot and issue the Consideration Shares to the Vendor and provide any documentation reasonably requested by the Vendor to evidence the Consideration Shares have been issued in accordance with the terms of this Agreement.

4.3	Escrow

The Vendor agrees and acknowledges that it will be required to enter into a restriction agreement to give effect to a mandatory escrow of the Vendor Consideration Shares for:

(a)	in relation to 50% of the Consideration Shares, a period of twelve (12) months from the date of issue; and

(b)	in relation to the remaining 50% of the Consideration Shares, a period of twenty-four (24) months from the date of issue.

The Vendor agrees and acknowledges that they will enter into restriction agreements in respect of the Consideration Shares on this basis.

5.	CONDUCT BEFORE SETTLEMENT

5.1	Conduct of Company Group’s Business

The Vendor covenants with the Purchaser that during the period commencing on the Execution Date and expiring on the earlier of termination of this Agreement or the Settlement Date, each entity within the Company Group will not, except as contemplated by this Agreement, without the prior written consent of the Purchaser:

(a)	enter into any contract or commitment requiring it to pay more than US$350,000 or more than US$350,000 per annum other than in the ordinary course of business;

(b)	acquire any asset or authorise any capital expenditure of value that exceeds US$350,000 other than in the ordinary course of business;

(c)	dispose of, agree to dispose of, assign, agree to assign, encumber or grant any option over any of its assets or any interest in any of them;

(d)	grant any option to subscribe for any security in any entity within the Company Group or allot or issue or agree to allot or issue any security, share or loan capital or any security convertible into any share or loan capital in any entity within the Company Group;

(e)	resolve to reduce its share capital in any way;

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(f)	enter into a buy-back agreement or resolve to approve the terms of a buy-back agreement;

(g)	declare or pay any dividend or make any other distribution of its assets or profits, other than the Agreed Dividend;

(h)	alter or agree to alter its constitution other than as provided for in this Agreement;

(i)	resolve any new programs or budgets;

(j)	cancel any existing insurance policy in the name of or for the benefit of a member of the Company Group unless a replacement policy (on terms no less favourable to the Company Group Member, if available in the market) has been put in place;

(k)	repay any shareholder loans or advances except in accordance with this Agreement;

(l)	vary, terminate or fail to renew any of its contracts, Authorisations or commitments, other than in the ordinary course of its business; or

(m)	change any accounting method, practice or principle used by it.

5.2	Agreed Dividend

(a)	The Parties acknowledge and agree that, any profits of Mirragin accrued prior to the Settlement Date do not form part of the sale to the Purchaser and, subject to applicable law, will be paid by way of a fully franked dividend to the Vendor in such manner, proportions and at times prior to Settlement, as is directed by the Vendor (Agreed Dividend).

(b)	The Purchaser agrees that Mirragin may frank any Agreed Dividend to the extent that such payment or payments do not create a franking account deficit in respect of Mirragin.

5.3	Permitted Acts

Nothing in clause 5.1 restricts the Vendor or any Company Group Member from doing anything:

(a)	that is expressly permitted in this Agreement;

(b)	to reasonably and prudently respond to an emergency or disaster (including a situation giving rise to a risk of personal injury or damage to property);

(c)	that is necessary for a member of the Company Group to meet its legal or contractual obligations or the requirements of a Governmental Authority; or

(d)	that is agreed to in writing between Mirragin and the Purchaser (such agreement not to be unreasonably withheld or delayed).

5.4	Access

(a)	The Vendor covenants in favour of the Purchaser that, during the period commencing on the Execution Date and expiring on the Settlement Date, it will allow the Purchaser to carry out a financial, commercial and legal due diligence on the Company Group and will provide the Purchaser upon reasonable notice with all relevant information in respect of the Company Group, in order for the Purchaser to complete this due diligence.

(b)	The Purchaser may only exercise its right of access under clause 5.4(a) to the extent the access will not, in the reasonable opinion of the Vendor:

(i)	unreasonably interfere with the conduct of the Business or the activities and operations of the Company Group;

(ii)	breach any obligations (including obligations of confidentiality) that the Vendor or a Company Group Member owes to any third party or under any Statute; or

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(iii)	compromise or result in a risk of damage or compromise to the protection of legal professional privilege in relation to any of the Records,

and the Purchaser agrees to comply with the Vendor’s reasonable requirements and directions in relation to the access.

(c)	The Parties must ensure that, as soon as possible after the execution of this Agreement, their Representatives meet and use their best endeavours to determine the most appropriate method of implementing the steps required to ensure a smooth transition of the management and operation of the Company Group with the Purchaser Group following Settlement.

5.5	Loan Accounts

Before Settlement, the Vendor must procure that:

(a)	all indebtedness due from the Vendor to Mirragin is either satisfied in full or forgiven by Mirragin (whereby no actual payment is made and the Vendor is released from any liability to Mirragin); and

(b)	all indebtedness due from Mirragin to the Vendor is satisfied in full without payment of interest.

6.	SETTLEMENT

6.1	Time and Location of Settlement

Settlement shall take place at 10.00am (AWST) on the Settlement Date at such offices as the Parties may agree and at such time as shall be agreed by the Parties.

6.2	The Vendor’s obligations at Settlement

At Settlement, the Vendor must confer on the Purchaser title to the Vendor Shares and place the Purchaser in effective possession and control of the Company Group. To this end, at or prior to Settlement:

(a)	the Vendor must deliver or cause to be delivered to the Purchaser:

(i)	restriction agreements for the Consideration Shares on the terms set out in clause 4.3, duly signed by the Vendor;

(ii)	separate instruments of transfer in registrable form for the Vendor Shares held by the Vendor in favour of the Purchaser (as transferee) which have been duly executed by the Vendor (as transferor);

(iii)	the common seal (and any duplicate common seal, share seal or official seal) of each entity within the Company Group (if any);

(iv)	all available copies of the constitutions of each entity within the Company Group;

(v)	details of the current corporate key issued by the Australian Securities and Investments Commission for each entity within the Company Group;

(vi)	the minute books and other records of meetings or resolutions of members and directors of each entity within the Company Group;

(vii)	all registers of each entity within the Company Group (including the register of members, register of options, register of directors, register of charges) in proper order and condition and fully entered up to the Settlement Date;

(viii)	all cheque books, financial and accounting books and records, copies of tax returns and assessments, mortgages, leases, agreements, insurance policies, title documents, licences, indicia of title, contracts, passwords to computers, certificates and all other records, papers, books and documents of each entity within the Company Group;

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(ix)	the written resignations of each of the directors and secretary of each entity within the Company Group with effect from Settlement;

(x)	a duly completed authority for the alteration of the signatories of each bank account of each entity within the Company Group in the manner required by the Purchaser by written notice before the Settlement Date;

(xi)	all current Authorisations and other documents issued to each entity within the Company Group under any legislation, ordinance or otherwise relating to their business activities;

(xii)	procure that directors’ meetings of each entity within the Company Group are held to attend to the following matters (as applicable):

(A)	the approval of the registration (subject to payment of stamp duty, if applicable) of the transfers of the Vendor Shares and the issue of new share certificates for the Vendor Shares in the name of the Purchaser;

(B)	the appointment as additional directors and secretaries of each entity within the Company Group of those persons nominated by the Purchaser by written notice before the Settlement Date;

(C)	the retirement, by written notice, of all directors and the company secretary of each entity within the Company Group with effect from Settlement acknowledging that each of them has no Claim of any kind whatsoever against any entity within the Company Group by way of compensation or entitlement for loss of office; and

(D)	the revocation of all existing authorities to operate bank accounts of the Company Group.

6.3	Vega’s obligations at Settlement

At Settlement, Vega must allot and issue the Consideration Shares to the Vendor.

6.4	Conditions of Settlement

(a)	Settlement is conditional on both the Purchaser and the Vendor complying with all of their obligations under this clause 6.

(b)	If a Party (Defaulting Party) fails to satisfy its obligations under this clause 6 on the day and at the place and time for Settlement then any other Party (Notifying Party) may give the Defaulting Party a notice requiring the Defaulting Party to satisfy those obligations within a period of 10 Business Days from the date of the notice and declaring time to be of the essence.

(c)	If the Defaulting Party fails to satisfy those obligations within those 10 Business Days under clause 6.4(b) above, the Notifying Party may, without limitation to any other rights it may have, terminate this Agreement by giving written notice to the Defaulting Party.

6.5	Settlement simultaneous

(a)	Subject to clause 6.5(b), the actions to take place under this clause 6 are interdependent and must take place, as nearly as possible, simultaneously. If one action does not take place, then without prejudice to any rights available to any Party as a consequence:

(i)	there is no obligation on any Party to undertake or perform any of the other actions;

(ii)	to the extent that such actions have already been undertaken, the Parties must do everything reasonably required to reverse those actions; and

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(iii)	each Party must return to the other all documents delivered to it under this clause 6, and must each repay to the other all payments received by it under this clause 6, without prejudice to any other rights any Party may have in respect of that failure.

(b)	The Purchaser may, in its sole discretion, waive any or all of the actions that the Vendor are required to perform under clause 6.2.

7.	REPRESENTATIONS AND WARRANTIES BY THE VENDOR

7.1	Representations and Warranties

Subject to the qualifications and limitations in clause 8, the Vendor gives the Vendor Warranties in favour of the Purchaser, on the Execution Date and on each day between the Execution Date and the Settlement Date.

7.2	Independent Warranties

The Vendor Warranties are to be construed separate and independently of the others and are not limited by reference to any other Vendor Warranty.

7.3	Reliance

The Vendor acknowledges that the Purchaser has entered into this Agreement and will complete this Agreement in reliance on the Vendor Warranties.

7.4	Indemnity by Vendor

The Vendor agrees to indemnify the Purchaser and each Company Group Member against, and must pay the Purchaser an amount equal to, any Loss suffered or incurred by the Purchaser or a Company Group Member as a result of a breach of a Vendor Warranty, except to the extent that the Vendor Warranty or the Vendor’s liability for the Loss is limited or qualified under clause 8, and this will be the sole remedy of the Purchaser and each Company Group Member in respect of any such breach.

7.5	Tax indemnity

(a)	The Vendor agrees to indemnify the Purchaser, and must pay the Purchaser the amount of any:

(i)	Tax or Duty payable by a Company Group Member to the extent that the Tax or Duty:

(A)	relates to any period, or part period, up to and including Settlement; or

(B)	arises as a result of entry into this Agreement or Settlement (other than any Duty to be paid by the Purchaser under clause 18.2(a)); and

(ii)	Tax Costs incurred by or on behalf of a Company Group Member to the extent those Tax Costs arise from or relate to any of the matters for which the Vendor may be liable under clause 7.5(a)(i).

(b)	Notwithstanding clause 7.5(a)(i), the Tax Indemnity does not apply to a Tax Claim and the liability of the Vendor in respect of any Tax Claim is reduced or extinguished:

(i)	to the extent that it arises as a result of any income derived, loss, outgoing or deductions incurred or activities undertaken, or deemed for Tax purposes to have been undertaken, after Settlement;

(ii)	to the extent that it arises as a result of the transactions contemplated by this Agreement;

(iii)	to the extent that it arises from the Company Group or the Purchaser or any of their Related Bodies Corporate taking a position in relation to the application of a law in relation to Tax that is inconsistent with the position taken by the Company Group prior to Settlement (including a position adopted in the calculation of any Tax balance in the Accounts), unless the Company Group is required to adopt that inconsistent position to comply with a Tax Law;

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(iv)	to the extent that it results from or is increased by the failure of the Purchaser, the Company Group or any of their respective Related Bodies Corporate, after the Settlement Date in a reasonably timely manner to:

(A)	lodge any return, notice, objection, or other document in relation to the Tax Claim;

(B)	claim all or any portion of any available Tax Relief;

(C)	disclose or correctly describe in any notice, return, objection or other document relating to the Tax Claim any relevant matters within the reasonable knowledge of the Purchaser or the Company Group or any of their Respective Bodies Corporate; or

(D)	take any other action which the Company Group or any Related Body Corporate of the Company Group is required to take under any Tax Law; or

(v)	to the extent that an amount has been included as a provision, allowance, reserve or accrual in the Accounts.

7.6	Notification of Warranty Breaches

The Vendor must promptly notify the Purchaser if at any time after the Execution Date they become aware that:

(a)	a Vendor Warranty has ceased to be true; or

(b)	an act or event has occurred that would or might reasonably be expected to result in a Vendor Warranty ceasing to be true if it were repeated immediately at Settlement,

and must also provide the Purchaser with details of that fact which are known to the Vendor.

7.7	Undertaking not to make Claims

The Vendor undertakes to the Purchaser and any current or former director, officer or employee of the Purchaser who was at the Execution Date a director, officer or employee of the Company Group Member (Officer) that they shall not make a Claim or demand against any Officer in respect of any matter arising in connection with this Agreement including any breach of a Vendor Warranty.

8.	QUALIFICATIONS AND LIMITATIONS ON CLAIMS

8.1	Disclosure

(a)	The Purchaser cannot make a Warranty Claim and the Liability of the Vendor is reduced or extinguished (as the case may be) to the extent that the Warranty Claim (other than a Tax Claim) arises out of any facts, matters or circumstances disclosed in this Agreement.

(b)	The Vendor’s liability for any Warranty Claim is reduced or extinguished (as the case may be) to the extent that the matter giving rise to the Claim is taken to be disclosed under this clause 8.1.

8.2	Meaning of Vendor’s Knowledge

Where any Vendor Warranty is qualified by the expression “so far as the Vendor is aware” or “to the best of the Vendor’s knowledge, information and belief” or any similar expression, the Vendor will be deemed to know or be aware of a particular fact, matter or circumstance if a director or officer of a Company Group Member is aware of that fact, matter or circumstance on the date the Vendor Warranty is given.

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8.3	Maximum liability

The Vendor’s total aggregate maximum liability for a breach of a Vendor Warranty is limited to A$750,000.

8.4	Qualifications to the Vendor Warranties

The Vendor is not liable under any Claim for a breach of a Vendor Warranty, or under an indemnity given under this Agreement, unless the amount finally agreed or adjudicated to be payable in respect of that Claim:

(a)	exceeds US$25,000; and

(b)	either alone or together with the amount finally agreed or adjudicated to be payable in respect of other Claims exceeds US$100,000.

8.5	Limitation Periods

The Vendor is not liable for a breach of a Vendor Warranty and has no Liability in relation to a Warranty Claim unless:

(a)	in the case of a Tax Claim, the Purchaser has given written notice of the Tax Claim to the Vendor under clause 8.9 on or before the date that is 7 years after Settlement;

(b)	in the case of a Warranty Claim other than a Tax Claim, the Purchaser has given written notice of the Warranty Claim to the Vendor under clause 8.9 on or before the date that is 2 years after Settlement; and

(c)	in either case, the Warranty Claim has been settled or legal proceedings in a court of competent jurisdiction in respect of such Warranty Claim have been properly issued and served on the Vendor within 12 months of such Warranty Claim being notified by the Purchaser to the Vendor under clause 8.9.

8.6	Consequential Loss

Notwithstanding any other provision in this Agreement, the Vendor will not in any circumstances be liable to the Purchaser or any other person for any Consequential Loss in relation to this Agreement or any transaction contemplated by this Agreement.

8.7	No representation or implied warranty

The Purchaser acknowledges and agrees with the Vendor that:

(a)	the Vendor Warranties are the only warranties that the Purchaser requires, and on which the Purchaser has relied, in entering into this Agreement;

(b)	the Vendor makes no representations or warranties, other than those contained in this Agreement; and

(c)	the Purchaser does not rely on any representation or warranty, whether express or implied, made by or on behalf of the Vendor, other than the Vendor Warranties and must not make any Claim asserting reliance on any representation or warranty, other than the Vendor Warranties (or under the indemnity in clause 7.4).

8.8	Other limits on Claims

The Purchaser cannot make a Warranty Claim, and the liability of the Vendor in respect of any Warranty Claim is reduced or extinguished (as the case may be) to the extent that:

(a)	the Warranty Claim is made good, offset (including as a result of expenditure being tax deductible or amounts being treated as non-assessable, in prior years or future years) or compensated for by any other means to the Purchaser or Mirragin (including, without limitation, under a policy of insurance);

(b)	the Warranty Claim results from any act or omission before Settlement carried out or omitted by or on behalf of the Purchaser or any Purchaser Group Member (other than Mirragin) or at any of their direction;

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(c)	it is caused by, or contributed to by, any act, omission, transaction or arrangement implementing, or permitted by, the terms of this agreement or of any other agreement, transaction or arrangement contemplated by it;

(d)	the Warranty Claim is attributable to any change after Settlement in the accounting policies or practices used in preparing the accounts of Mirragin or it arises from application by Mirragin of accounting policies or practices inconsistently with their application before Settlement;

(e)	the matter giving rise to the Claim is remediable and, within 30 Business Days of receiving written notice of the Claim in accordance with clause 8.9, the Vendor remedies the matter;

(f)	the Loss is Consequential Loss;

(g)	the Warranty Claim arises out of or is increased as a result of an act or omission by or on behalf of the Vendor or Mirragin, the details of which have been fairly disclosed to the Purchaser in writing and where the Purchaser has subsequently provided its written consent to that act or omission;

(h)	the Warranty Claim relates to a liability that is contingent, unless and until the liability becomes an actual liability and is due and payable;

(i)	the Loss has been recovered by the Purchaser under another Claim;

(j)	the Loss is recovered or recoverable by the Purchaser (or by Mirragin after Settlement) from a person other than the Vendor whether by way of contract, indemnity, under an insurance policy or otherwise (and the Purchaser agrees to use, and to procure that Mirragin use, all reasonable endeavours to recover such Loss);

(k)	the Warranty Claim would not have arisen but for a change in ownership of Mirragin, or a restructure of the Business, on or after Settlement;

(l)	the Warranty Claim (other than a Tax Claim) arises out of a fact, matter or circumstance that is within the actual knowledge of the Purchaser or its Representatives at the Execution Date or Settlement (as applicable);

(m)	the Warranty Claim arises as a result of or in consequence of anything done at the written request of the Purchaser;

(n)	a provision, allowance, reserve or accrual has been made in the Accounts;

(o)	the Liability suffered arises out of or is relating to an opinion, estimate, projection, business plan, budget or forecast; or

(p)	the Warranty Claim occurs as a result of a change after the Execution Date in any:

(i)	law; or

(ii)	policy of any Governmental Authority,

including changes that have retrospective effect (in each case except where such change was publicly announced prior to the Execution Date).

8.9	Notice of potential Claim

If the Purchaser becomes aware of anything which is or may be reasonably likely to give rise to a Warranty Claim it must notify the Vendor in writing, within 10 Business Days after it has first come to the Purchaser’s attention (Claim Notice), setting out the fact, matter or thing relied on as giving rise to the Warranty Claim, the Vendor Warranty that is the subject of the Warranty Claim (if applicable) and all relevant details of the Warranty Claim in so far as they are available to the Purchaser.

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8.10	Conduct of Third Party Claims

(a)	The Vendor may within 20 Business Days from the date of time receipt of a Claim Notice (or if the Vendor becomes aware by any other means of a Third Party Claim) elect by written notice given to the Purchaser to:

(i)	take over the conduct of the Third Party Claim; and

(ii)	take such actions as the Vendor may decide about the Third Party Claim, including to negotiate, defend or settle the Third Party Claim and to recover costs incurred as a consequence of the Third Party Claim from any person.

(b)	Where the Vendor takes over the conduct and/or defence of any Third Party Claim under this clause 8.10, the Vendor must:

(i)	afford the Purchaser the opportunity to consult with the Vendor on all matters of significance for the goodwill of the Business; and

(ii)	at reasonable and regular intervals provide the Purchaser with written reports concerning the conduct, negotiation, control, defence and outcome or settlement of the Third Party Claim.

(c)	The Purchaser must take, and must procure that the relevant Company Group Member takes, all steps necessary to allow the Vendor to conduct a Third Party Claim under this clause 8.10 including to:

(i)	take all action and render all assistance reasonably requested by the Vendor in connection with its conduct of the Third Party Claim;

(ii)	not admit liability for, negotiate, enter into any agreement about, settle or compromise the Third Party Claim without the Vendor’s prior written consent;

(iii)	allow the Vendor to negotiate, enter into any agreement about, settle or compromise the Third Party Claim as the Vendor considers appropriate; and

(iv)	provide the Vendor with access to (with the right to take copies) and make available to the Vendor all relevant personnel, relevant documents, books and records reasonably required for the purpose of the conduct of any Third Party Claim.

(d)	For as long as the Vendor has not elected to take over the conduct or defence of a Third Party Claim under clause 8.10:

(i)	the Purchaser may take such actions as the Purchaser may decide about the Third Party Claim, including to negotiate, defend and/or settle the Third Party Claim and to recover costs incurred as a consequence of the Third Party Claim from any person;

(ii)	the Purchaser must at reasonable and regular intervals provide the Vendor with written reports concerning the conduct, negotiation, control, defence and/or outcome or settlement of the Third Party Claim and must not settle the Third Party Claim without the prior approval of the Vendor (which must not be unreasonably withheld);

(iii)	the Purchaser must afford the Vendor the opportunity to consult with the Purchaser on matters of significance in relation to the conduct, negotiation and settlement of the Third Party Claim; and

(iv)	the Vendor must render to the Purchaser, at the Purchaser’s expense, all such assistance as the Purchaser may reasonably require in disputing any Third Party Claim.

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8.11	Reimbursement if subsequent recovery from third parties

(a)	Where the Purchaser or any Affiliate of the Purchaser (including a Company Group Member) is at any time entitled to recover from another person any sum for a matter giving rise to a Warranty Claim, the Purchaser must (and, if relevant, must procure that its concerned Affiliate must) take all reasonable steps to enforce that recovery before taking action against the Vendor. If the Purchaser or any Affiliate of the Purchaser (including a Company Group Member) recovers an amount from that other person, the amount of the Warranty Claim against the Vendor will be reduced by the amount recovered.

(b)	If the Purchaser or any Affiliate of the Purchaser (including a Company Group Member) receives any payment from or on behalf of the Vendor for any Warranty Claim (Vendor Payment) and any of the Purchaser, any Affiliate of the Purchaser or a Company Group Member subsequently recovers any amount from any Third Party (including under a Third Party Claim) for anything relating to that Warranty Claim (Recovered Amount), the Purchaser must as soon as reasonably practicable:

(i)	notify the Vendor of the Recovered Amount; and

(ii)	pay the Vendor an amount equal to the lesser of:

(A)	the Recovered Amount less any Tax payable on those amounts, any reasonable costs and expenses incurred by the Purchaser, any Affiliate of the Purchaser or the Company Group Member (as the case may be) in making that recovery; and

(B)	the Vendor Payment.

8.12	Mitigation of losses

(a)	On and after Settlement, the Purchaser must not omit to take, and must not omit to procure that each Company Group Member takes, any reasonable action (to the extent required under the principals which apply in respect of common law contractual damages Claims (even though the Warranty Claim may be an indemnity claim)) that would mitigate any Liability or potential Liability of the Vendor for a Warranty Claim including by omitting to seek recovery or compensation by other means if it is available, provided that this does not require the Purchaser to do, or omit to do, anything which may prejudice its ability, or the ability of any Company Group Member, to recover under any available insurance.

(b)	If the Purchaser fails to comply with clause 8.12(a) and compliance with that clause would have mitigated any Liability, the Vendor is not liable for the amount by which the Liability would have been reduced by such compliance.

8.13	Purchaser acknowledgements

The Purchaser acknowledges, agrees and represents that:

(a)	the disclosure of any matter in the Due Diligence Materials does not constitute or imply any warranty, representation, statement, covenant, agreement, indemnity or undertaking not expressly given by the Vendor in this Agreement and the contents of the Due Diligence Materials do not have the effect of extending the scope of any of the Vendor Warranties or the other provisions of this Agreement; and

(b)	any Claim by the Purchaser against the Vendor must be based solely on and limited to the express provisions of this Agreement and that, to the maximum extent permitted by law, all terms and conditions that may be implied by law in any jurisdiction and which are not expressly set out in this Agreement are excluded (and to the extent that any of those terms and conditions cannot be excluded then the Purchaser irrevocably waives all rights and remedies that it may have, and releases the Vendor from any Liability, under those terms and conditions).

8.14	No double recovery

The Purchaser will not be entitled to recover damages or obtain payment, reimbursement or restitution more than once for the same Liability or breach of this Agreement.

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8.15	Independent limitations

Each qualification and limitation in this clause 8 is to be construed independently of the others and is not limited by any other qualification or limitation.

8.16	Reduction of Consideration

(a)	Any monetary compensation received by the Purchaser as a result of any breach by the Vendor of any Vendor Warranty or as a result of any Claims under any guarantee or indemnity granted in favour of the Purchaser under this Agreement shall be in reduction of the Consideration.

(b)	Any payment (including a reimbursement) made by the Purchaser to the Vendor in respect of any Claim will be an increase of the Consideration.

8.17	Tax effect of Claims

If a Party (Payor) is liable to pay an amount to another Party (Recipient) in respect of a Claim and that payment is treated as income under the Tax Law such that the payment increases the income tax payable by the Recipient, or the Head Company of any consolidated group of which the Recipient is a member (collectively the Recipient Group) under the Tax Law, then the payment must be grossed-up by such amount as is necessary to ensure that the net amount retained by the Recipient Group after deduction of Tax or payment of the increased income tax equals the amount the Recipient Group would have retained had the Tax or increased income tax not been payable.

8.18	Purchaser benefits

In assessing any Loss recoverable by the Purchaser as a result of any Claim, there must be taken into account any benefit accruing to the Purchaser or Mirragin (including any amount of any relief, allowance, exemption, exclusion, set-off, deduction, loss, rebate, refund, right to repayment or credit granted or available in respect of a Tax or Duty under any law obtained or obtainable by the Purchaser or Mirragin and any amount by which any Tax or Duty for which the Purchaser or Mirragin are or may be liable to be assessed or accountable is reduced or extinguished), arising directly or indirectly from the matter that gives rise to that Claim.

8.19	Remedies

(a)	It is the parties’ intention that the Purchaser’s sole remedy against the Vendor in respect of any Claim will be as set out in this Agreement.

(b)	The Purchaser must not, and must procure that each Purchaser’s Group Member does not, make a Claim which the Purchaser would not be entitled to make under this Agreement or which is otherwise inconsistent with the Purchaser’s entitlement to make a Claim under this Agreement and the Purchaser acknowledges that to do so would be to seek to circumvent the parties’ intention expressed in clause 8.19(a).

(c)	To the extent that the Purchaser’s right to make a Claim under or in connection with this Agreement is limited or excluded by this clause 8.19, the Claim and the liability of the Vendor is, to the extent permitted by applicable law, absolutely barred, and the Purchaser and the Purchaser’s Group must not make such a Claim against the Vendor.

9.	WARRANTIES BY THE PURCHASER

9.1	Purchaser Warranties

The Purchaser represents and warrants that each of the Purchaser Warranties are true and accurate on the Execution Date and immediately before Settlement.

9.2	Independent Warranties

Each of the Purchaser Warranties is to be construed independently of the others and is not limited by reference to any other Purchaser Warranty.

9.3	Reliance

The Purchaser acknowledges that the Vendor has entered into this Agreement and will complete this Agreement in reliance on the Purchaser Warranties.

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10.	PARTY AS TRUSTEE

10.1	Capacity

If any party (Trustee) enters into this Agreement in the capacity as trustee of any trust (Trust) under any trust deed, deed of settlement or other instrument (Trust Deed), and whether or not any other party has notice of the Trust, then the Trustee enters into this Agreement both as trustee of the Trust and in its personal capacity.

10.2	Trustee’s warranties

The Trustee represents and warrants that:

(a)	it is the only trustee of the Trust and no action has been taken or is proposed to remove it as trustee of the Trust;

(b)	the Trustee has power under the Trust Deed and, in the case of a corporation, under its constitution, to enter into and execute this Agreement and to perform the obligations imposed under this Agreement as trustee;

(c)	all necessary resolutions have been passed as required by the Trust Deed and, in the case of a corporate Trustee, by its constitution, in order to make this agreement fully binding on the Trustee;

(d)	the execution of this Agreement is for the benefit of the beneficiaries of the Trust;

(e)	the Trustee is not, and has never been, in default under the Trust Deed;

(f)	it has a right to be fully indemnified out of the Trust assets in respect of obligations incurred by it under this Agreement and the assets of the Trust are sufficient to satisfy that right of indemnity;

(g)	there is not now, and the Trustee will not do anything by virtue of which there will be in the future, any restriction or limitation on the right of the Trustee to be indemnified out of the assets of the Trust; and

(h)	there is no material fact or circumstance relating to the assets, matters or affairs of the Trust that might, if disclosed, be expected to affect the decision of the other Parties, acting reasonably, to enter into this Agreement.

11.	CONDUCT AFTER SETTLEMENT

11.1	Appointment of proxy

From Settlement until the Vendor Shares are registered in the name of the Purchaser, the Vendor must:

(a)	appoint the Purchaser as the sole proxy of the holders of the Vendor Shares to attend shareholders’ meetings and exercise the votes attaching to the Vendor Shares;

(b)	not attend and vote at any shareholders’ meetings; and

(c)	take all other actions in capacity of a registered holder of the Vendor Shares as the Purchaser directs.

11.2	Records

(a)	The Purchaser must ensure that all Records in respect of the period ending on the Settlement Date are preserved and accessible until the later of:

(i)	seven years from the Settlement Date; and

(ii)	any date required by any Statute.

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(b)	The Vendor may retain after Settlement copies of any Records and to the extent not retained, the Purchaser must at all reasonable times, upon the Vendor giving reasonable notice, grant to the Vendor or any of their Representatives access to the Records during normal business hours and the right to take copies of the Records (at the Vendor’s cost):

(i)	that are, or are reasonably likely to be, relevant to any investigation by a Governmental Authority or any litigation that is actual, pending or threatened at Settlement or relates to the period prior to Settlement;

(ii)	for the purpose of dealing with the accounting, Tax, financial or insurance affairs of the Vendor or any Affiliate of the Vendor;

(iii)	necessary for the Vendor or any Affiliate of the Vendor to comply with any Statute (including any applicable Tax Law) and for the purpose of assisting the Vendor to prepare Tax or other returns, accounts or other financial statements required of the Vendor or any Affiliate of the Vendor by law or any other regulatory requirements of any Governmental Authority; or

(iv)	reasonably required for the purpose of the Vendor complying with its obligations or exercising their rights under this Agreement.

12.	CONFIDENTIALITY

12.1	Terms to remain confidential

Each Party is to keep confidential the terms of this Agreement, and any other Confidential Information obtained in the course of furthering this Agreement, or during the negotiations preceding this Agreement, and is not to disclose it to any person except:

(a)	to employees, legal advisers, auditors and other consultants requiring the information for the purposes of this Agreement;

(b)	with the written consent of the other Parties;

(c)	if the information is, at the Execution Date, lawfully in the possession of the recipient of the information through sources other than any of the other Parties;

(d)	if required by law or a stock exchange;

(e)	if strictly and necessarily required in connection with legal proceedings relating to this Agreement;

(f)	if the information is generally and publicly available other than as a result of a breach of confidence; or

(g)	to a financier or prospective financier (or its advisers) of a Party.

12.2	Disclosure of Information

A Party disclosing Confidential Information must use all reasonable endeavours to ensure that persons receiving Confidential Information from it do not disclose the information except in the circumstances permitted in clause 12.1.

12.3	Public announcements

A Party may not make any public announcement relating to this Agreement (including the fact that the Parties have executed this Agreement) unless the other Parties have consented to the announcement, including the form and content of that disclosure, which consent must not be unreasonably withheld, unless the announcement would be permitted under the exemption in clause 12.1(f).

12.4	Obligations continuing

The obligations under this clause 12 contain obligations, separate and independent from the other obligations of the Parties and remain in existence following Settlement or any termination of this Agreement.

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13.	RESTRICTIONS AGAINST COMPETITION

13.1	Non compete covenant

The Vendor covenants that, during the Restraint Period, they shall not, without the prior written consent of the Purchaser, engage or be involved in (either directly or indirectly) a Restricted Business.

13.2	No solicitation of customers

The Vendor covenants that, during the Restraint Period, they shall not approach (either solely or jointly with any other person in any capacity whatsoever) any person whom the Vendor is aware is a customer of or client of any Company Group Member at Settlement for the purpose of persuading that person to cease doing business with the Company Group Member or reduce the amount of business that the customer or client would normally do with the Company Group Member.

13.3	No acceptance of business

The Vendor covenants that they shall not accept from a person referred to in clause 13.2 any business of the kind ordinarily forming part of the Restricted Business for the Restraint Period.

13.4	No solicitation of employees or agents

During the period of 12 months from Settlement, the Vendor must not approach or solicit any person who is or has been a director, manager, employee of or consultant to the Company Group who is or may be likely to be in possession of any confidential information or trade secrets relating to the business of:

(a)	the Company Group; or

(b)	the Company Group’s customers,

for the purpose of recruiting that person.

13.5	Restraints reasonable

(a)	The Vendor acknowledges that all the prohibitions and restrictions contained in this clause 13 are reasonable in the circumstances and necessary to protect the goodwill of the Business as at the Settlement Date, and intend the restraints to operate to the maximum extent.

(b)	If these restraints:

(i)	are void as unreasonable for the protection of the Company Group’s interests; or

(ii)	would be valid if part of the wording was deleted or the period or area was reduced,

the restraints will apply with the modifications necessary to make them effective.

13.6	Severability

If any part of an undertaking in this clause 13 is unenforceable it may be severed without affecting the remaining enforceability of that or the other undertakings.

13.7	Interpretation

In this clause 13:

(a)	Restraint Area means the larger of:

(i)	Perth, Sydney, Melbourne, Brisbane, Adelaide, Canberra, Hobart and Darwin;

(ii)	Western Australia, New South Wales, Victoria, Queensland, South Australia, Australian Capital Territory, Tasmania and Northern Territory;

(iii)	Australia; and

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(iv)	The United States of America;

(b)	Restraint Period means the period from Settlement up to the expiration of:

	(i)	3 years from the Settlement Date;

	(ii)	2 years from the Settlement Date;

	(iii)	1 year from the Settlement Date; and

	(iv)	6 months from the Settlement Date.

(c)	Restricted Business means any business that:

(i)	is the same or substantially the same as the Business; or

(ii)	competes in the Restricted Area with the Business.

13.8	Application of Restraint of Trade

The agreements by the Vendor in clauses 13.1, 13.2, 13.3 and 13.4 applies to them acting:

(a)	either alone or in partnership or association with another person;

(b)	as principal, agent, representative, director, officer or employee;

(c)	as member, shareholder, debenture holder, noteholder or holder of any other security; or

(d)	as trustee of or as a consultant or adviser to any person.

13.9	Excluded activities

This clause 13 does not restrict the Vendor from:

(a)	any act required or anticipated by this Agreement, or any act otherwise undertaken with the prior written consent of the Purchaser; or

(b)	the Vendor nor any of their Affiliates acquiring an interest in any company which is listed on a recognised stock exchange in circumstances where its voting power (as that term is defined in the Corporations Act) in the relevant company does not exceed 5%.

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14.	NOTICES AND OTHER COMMUNICATIONS

14.1	Service of notices

A notice, demand, consent, approval or communication under this Agreement (Notice) must be:

(a)	in writing, in English and signed by a person duly authorised by the sender; and

(b)	hand delivered or sent by prepaid post, courier or means of an electronic communication to the recipient’s address for Notices specified in clause 14.2, as varied by any Notice given by the recipient to the sender.

14.2	Address of Parties

The initial address of the Parties shall be as follows:

(a)	to the Purchaser at:

Address:	283 Rokeby Road, Subiaco WA 6008

Email:	info@Vegaglobal.ai

For the attention of:	Jay Stephenson

(b)	to the Vendor and Mirragin at:

Address:	Level 6, 200 Adelaide Street, Brisbane QLD 4000

Email:	rsutton@mirragin.com.au

For the attention of:	Rob Sutton

The email addresses in this clause 14.2 are deemed to be the Nominated Email Address for each of the Parties.

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14.3	Electronic Communications

Notices may be delivered using a form of electronic communication or if a Party (the Notifying Party) gives a Notice to the other Parties stating that electronic communications is no longer an accepted form of communication for Notices addressed to the Notifying Party.

14.4	Effective on receipt

A Notice given in accordance with clause 14.1 takes effect when taken to be received (or at a later time specified in the Notice), and is taken to be received:

(a)	if hand delivered, on delivery;

(b)	if sent by prepaid post, on the second Business Day after the date of posting (or on the eighth Business Day after the date of posting if posted to or from a place outside Australia);

(c)	if sent by courier, on the date of delivery (as stated in the consignment tracking advice obtained from the courier company); and

(d)	if sent by electronic communication, when the electronic communication becomes capable of being retrieved by the addressee at the addressee’s Nominated Electronic Address,

but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm (addressee’s time) on a Business Day, the Notice is taken to be received at 9.00am (addressee’s time) on the next Business Day.

15.	DISPUTE RESOLUTION

15.1	Notice of Dispute

If a dispute arises in connection with this Agreement, a Party to the dispute must give to the other Parties a dispute notice specifying the dispute and requiring its resolution under this clause 15 (Notice of Dispute).

15.2	Failure to resolve dispute

If the dispute the subject of the Notice of Dispute is not resolved within 7 days of the Notice of Dispute being given to the other Parties (Notice Period), the dispute is, by reason of this clause, submitted to mediation. The mediation must be conducted in Perth, Western Australia. The Institute of Arbitrators & Mediators Australia Expedited Commercial Arbitration Rules (dated 13 August 1999) (Rules) apply to the mediation to the extent that such Rules do not conflict with this clause 15.

15.3	Appointment of mediator

If the Parties have not agreed upon the mediator and/or the mediator’s remuneration within 7 days after the Notice Period expires, then, to the extent that there is no agreement between the Parties:

(a)	the mediator will be the person appointed by; and

(b)	the remuneration of the mediator will be the amount or rate determined by,

the President of the Law Society of Western Australia or the President’s nominee, acting on the request of either Party.

15.4	Referral to Court

If a dispute, the subject of a Notice of Dispute, is not settled by mediation within 28 days of the date of appointment of the mediator, a Party may then, but not earlier, commence proceedings in any court of competent jurisdiction.

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15.5	Injunctive declaratory or other interlocutory relief

Nothing in this clause 15 prevents a Party from obtaining injunctive, declaratory or other interlocutory relief from any court of competent jurisdiction at any time.

16.	GST LIABILITY

(a)	Notwithstanding any provision in this Agreement, this clause 16 covers the GST liabilities of the Parties in relation to a Taxable Supply made by one Party under this Agreement (the Provider) to the other Party under this Agreement (the Recipient).

(b)	The Recipient must pay to the Provider the amount equal to the amount of any GST the Provider is liable to pay on any Taxable Supply made by the Provider under this Agreement (Provider’s Taxable Supply).

(c)	The Recipient must pay the Provider the amount in respect of GST the Recipient is liable to pay on each Provider’s Taxable Supply at the same time and in the same manner as the Recipient is obliged to pay for the Provider’s Taxable Supply provided that the Recipient may withhold payment of any amount in respect of GST until the Provider issues the Recipient with a valid Invoice covering the relevant Taxable Supply.

(d)	Unless specific reference is made, the price for each Provider’s Taxable Supply provided for by this Agreement does not include GST.

17.	GST

17.1	Recovery of GST

If GST is payable, or notionally payable, on a supply made under or in connection with this Agreement, the Party providing the consideration for that supply must pay as additional consideration an amount equal to the amount of GST payable, or notionally payable, on that supply (the GST Amount). Subject to the prior receipt of a tax invoice, the GST Amount is payable at the same time that the other consideration for the supply is provided. This clause does not apply to the extent that the consideration for the supply is expressly stated to the GST inclusive or the supply is subject to reverse charge.

17.2	Liability net of GST

Where any indemnity, reimbursement or similar payment under this Agreement is based on any cost, expense or other liability, it will be reduced by any input tax credit entitlement, or notional input tax credit entitlement, in relation to the relevant cost, expense or other liability.

17.3	Adjustment events

If an adjustment event occurs in relation to a supply made under or in connection with this Agreement, the GST Amount will be recalculated to reflect that adjustment and an appropriate payment will be made between the Parties.

17.4	Survival

This clause will not merge upon Settlement and will continue to apply after the expiration or termination of this Agreement.

17.5	Definitions

Unless the context requires otherwise, words and phrases used in this clause that have a specific meaning in the GST law (as defined in the GST Act) will have the same meaning in this clause.

18.	GENERAL

18.1	Further Acts

Each Party will promptly do and perform all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that Party) required by law or reasonably requested by the other Parties to give effect to this Agreement.

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18.2	Costs

(a)	Duty

All Duty assessed on or in respect of this Agreement shall be paid by the Purchaser.

(b)	Legal costs

Each Party shall bear their own legal costs of and incidental to the preparation, negotiation and execution of this Agreement.

18.3	Amendment

This Agreement may only be amended in writing signed by each of the Parties.

18.4	Assignment

No Party may assign, novate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties.

18.5	Severability

If any term or provision of this Agreement is invalid, illegal or unenforceable such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement.

18.6	Consents

Unless this Agreement expressly provides otherwise, a consent under this Agreement may be given or withheld in the absolute discretion of the Party entitled to give the consent and to be effective must be given in writing.

18.7	Waivers

Without limiting any other provision of this Agreement, the Parties agree that:

(a)	failure to exercise or enforce, or a delay in exercising or enforcing, or the partial exercise or enforcement of, a right, power or remedy provided by law or under this Agreement by a Party does not preclude, or operate as a waiver of, the exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this Agreement;

(b)	a waiver given by a Party under this Agreement is only effective and binding on that Party if it is given or confirmed in writing by that Party; and

(c)	no waiver of a breach of a term of this Agreement operates as a waiver of another breach of that term or of a breach of any other term of this Agreement.

18.8	No merger

The rights and obligations of the Parties under this Agreement do not merge on Settlement of any transaction contemplated by this Agreement.

18.9	Enurement

The provisions of this Agreement will enure for the benefit of and be binding on the Parties and their respective successors and permitted substitutes and assigns and (where applicable) legal personal representatives.

18.10	Indemnities

(a)	Each indemnity in this Agreement is a continuing obligation, separate and independent from the other obligations of the Parties, and survives termination, completion or expiration of this Agreement.

(b)	It is not necessary for a Party to incur expense or to make any payment before enforcing a right of indemnity conferred by this Agreement.

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18.11	Entire Agreement

This Agreement constitutes the entire understanding of the Parties with respect to the subject matter and replaces all other agreements (whether written or oral) between the Parties.

18.12	No Representation or Reliance

(a)	Each Party acknowledges that no Party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this Agreement, except for representations or inducements expressly set out in this Agreement.

(b)	Each Party acknowledges and confirms that it does not enter into this Agreement in reliance on any representation or other inducement by or on behalf of any other Party, except for any representation or inducement expressly set out in this Agreement.

18.13	Counterparts

(a)	This Agreement may be executed in any number of counterparts. All counterparts will be taken to constitute one instrument.

(b)	To the extent permitted by law, a counterpart of this Agreement may be executed electronically, including by using software or a platform for the electronic execution of contracts.

(c)	Signatures by electronic communication are taken to be valid and binding to the same extent as original signatures. A print out of the executed Agreement once all parties signing electronically have done so, will be an executed original counterpart of this Agreement, irrespective of which Party prints it.

(d)	Each Party that signs this Agreement electronically represents and warrants that it or anyone signing on its behalf:

(i)	has been duly authorised to enter into and execute this Agreement electronically and to create obligations that are valid and binding obligations on the Party; and

(ii)	has the position or title indicated under their electronic signature.

19.	GOVERNING LAW AND JURISDICTION

19.1	Jurisdiction

(a)	Each Party irrevocably submits to the non-exclusive jurisdiction of the courts of Western Australia, and the courts competent to determine appeals from those courts, with respect to any proceedings which may be brought at any time relating to this Agreement.

(b)	Each Party also irrevocably waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, where the venue falls within clause 19.1(a).

19.2	Governing Law

This Agreement is governed by and will be construed in accordance with the laws of Western Australia.

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EXECUTED by the Parties as an Agreement.

EXECUTED by	)
VEGA GLOBAL TECHNOLOGIES LIMITED	)
ACN 667 154 261)
in accordance with section 127 of the	)
Corporations Act 2001 (Cth):	)

Signature of director		Signature of director/company secretary*

Name of director		Name of director/company secretary*

*please delete as applicable

EXECUTED by	)
RELMS CONSOLIDATED PTY LTD ACN 622 735)
166 AS TRUSTEE FOR THE SUTTON FAMILY TRUST )
in accordance with section 127 of the	)
Corporations Act 2001 (Cth):	)

Signature of director		Signature of director/company secretary*

Name of director		Name of director/company secretary*

*please delete as applicable

EXECUTED by	)
MIRRAGIN RAS CONSULTING PTY LTD	)
ACN 149 778 165)
in accordance with section 127 of the	)
Corporations Act 2001 (Cth):	)

Signature of director		Signature of director/company secretary*

Name of director		Name of director/company secretary*

*please delete as applicable

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SCHEDULE 1 – VENDOR WARRANTIES

1.	OWNERSHIP AND STRUCTURE

1.1	Ownership of the Shares

(a)	The Vendor Shares comprise 100% of the issued share capital of Mirragin.

(b)	The Vendor is the registered holders of 100% of the Vendor Shares, which are free of any Encumbrance.

(c)	The Vendor is authorised to sell, assign and transfer the full legal and beneficial ownership of the Vendor Shares to the Purchaser on the terms set out in this Agreement (without restriction).

(d)	The Vendor Shares are fully paid up and have been duly issued and allotted.

1.2	Issues of Shares

No person is entitled or has claimed to be entitled, to require any Company Group Member to issue any share capital either now or at any future date (whether contingently or not). There are no agreements in force under which any person is or may be entitled to, or has the right to call for the issue of, any shares in any Company Group Member or securities convertible into or exchangeable for shares in any Company Group Member. No Company Group Member has given, granted or agreed to grant any option or right (whether contingent or not) in respect of its unissued shares.

1.3	No Encumbrances or other arrangements

No Company Group Member:

(a)	is the holder or beneficial owner of any shares or other capital in any body corporate (wherever incorporated);

(b)	is a member of any partnership or other unincorporated association (other than a recognised trade association); or

(c)	has any permanent establishment outside the country in which it is incorporated.

2.	POWER AND AUTHORITY

2.1	Power and Capacity

The Vendor has the full power and authority to enter into and perform its obligations under this Agreement.

2.2	Authorisations

(a)	The Vendor has taken all necessary action to authorise the execution, delivery and performance of this Agreement in accordance with its terms.

(b)	The Vendor has obtained all necessary shareholder approvals and regulatory approvals necessary to lawfully complete the transaction.

2.3	No Event of Insolvency

No Event of Insolvency has occurred in relation to the Vendor, nor, so far as the Vendor are aware, is there any act which has occurred or any omission made which may result in an Event of Insolvency occurring in relation to the Vendor.

2.4	No Legal Impediment

The entry into and performance of this Agreement and all documents executed pursuant to this Agreement by the Vendor does not constitute a breach of any obligation (including any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking, by which the Vendor are bound.

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2.5	No Trust

The Vendor enters into and performs this Agreement on their own account and not as trustee for or nominee of any other person.

3.	EFFECT OF AGREEMENT

The entry into and performance of this Agreement and all documentation executed pursuant to this Agreement:

(a)	will not relieve any person of any contractual or other obligation to any Company Group Member or entitle any person to re-negotiate the terms or conditions of any such obligation;

(b)	does not and will not conflict with, violate or result in a breach by any Company Group Member or the occurrence of an event of default under any agreement or any law, undertaking to or judgment or Court order;

(c)	will not result in any indebtedness, present or future, of any Company Group Member becoming due or capable or being declared due and payable before the stated maturity date;

(d)	will not give rise to any contractual or other obligation of any Company Group Member to any person or entitle any person to require the performance of or compliance with any existing contractual or other obligation of any Company Group Member; and

(e)	will not, of itself, entitle any person with whom any Company Group Member has a contract or arrangement of any kind to terminate that contract or arrangement or to impose less favourable terms on any Company Group Member.

4.	GENERAL CORPORATE

4.1	Incorporation and Corporate Power

Each Company Group Member:

(a)	is duly registered, has full corporate power to own its assets and to carry on its Business as now conducted;

(b)	has done everything necessary to do business lawfully in all jurisdictions in which its Business is carried on; and

(c)	has conducted the Business in compliance with the constitution or other constituent documents of that Company Group Member.

4.2	Constitution

The constitution of each Company Group Member to be delivered to the Purchaser at Settlement and signed by a director for the purpose of identification is the present constitution of the relevant Company Group Member and is accurate and complete in all respects. All resolutions affecting the constitution have been given to the Purchaser.

4.3	Statutory Books and Returns

(a)	The register of shareholders, statutory books and other registers of the Company Group are up to date and have been properly kept in accordance with all legal requirements. No notice or allegation that any of them is incorrect or should be rectified has been received, and all transfers recorded in the register have been properly stamped.

(b)	All returns, resolutions and other documents which the Company Group is required by law to file with or deliver to ASIC or the equivalent Governmental Authority have been correctly completed and duly filed or delivered.

(c)	No Company Group Member has received notice of any application or intended application for altering its register of shareholders or any other register which it is required by law to maintain.

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4.4	Officers Duly Appointed

All of the directors and secretaries of the Company Group have been duly appointed in accordance with the Corporations Act.

4.5	No Name Changes

The Vendor will not permit the name of any Company Group Member to be changed before Settlement and has not permitted and will not permit before Settlement any Company Group Member to consent to the adoption by any other person or company of a name similar to the name of any Company Group Member.

5.	THE ACCOUNTS

5.1	Preparation and Accuracy of Accounts

The Accounts:

(a)	disclose a true and fair view of the state of the affairs, financial position and assets and liabilities of the Company Group as at the Accounts Date, and are complete and accurate in all material respects;

(b)	include all such reserves and provisions for Tax as are adequate to cover all Tax liabilities (whether or not assessed and whether actual, contingent, deferred or otherwise) of the Company Group up to the Accounts Date;

(c)	contain adequate provisions in respect of all other liabilities (whether actual, contingent, deferred or otherwise) of the Company Group as at the Accounts Date and proper disclosure (in note form) of any contingent or other liabilities not included or provided therein; and

(d)	were prepared:

(i)	in accordance with the Corporations Act and the Accounting Standards applied on a consistent basis and without making any revaluation of assets;

(ii)	in the manner described in the notes to them and the accompanying auditor’s opinion; and

(iii)	on a consistent basis with the audited accounts for the previous financial year.

5.2	Period Since Accounts Date

Since the Accounts Date, the Business has been conducted in all material respects in the ordinary and usual course of business other than for the Transaction and:

(a)	there has not been any material change in the nature, amount, valuation or basis of valuation of the assets or in the nature or amount of any liabilities of the Company Group;

(b)	so far as the Vendor are aware, there has not arisen since the Accounts Date any item, transaction or event of a material or unusual nature likely to have a Material Adverse Effect on the operations or results or state of affairs of the Company Group;

(c)	no amount has been acquired or disposed of, no liability has been incurred except in either case in the ordinary course of business, and no contingent liability has been incurred by any Company Group Member;

(d)	none of the debts shown in the Accounts have been released or settled for an amount less than that reflected for such debts in the Accounts (except in the ordinary course of the business);

(e)	all dividends declared by the Company Group have been properly and validly declared and no dividends have been declared by the Company since the Accounts Date, other than the Agreed Dividend;

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(f)	no Event of Insolvency has occurred in respect of any Company Group Member nor, as far as the Vendor is aware, has any act occurred or any omission been made which may result in an Event of Insolvency occurring in respect of any Company Group Member;

(g)	no Prescribed Occurrence has occurred in respect of any Company Group Member nor has any act occurred or any omission been made which may result in a Prescribed Occurrence occurring in respect of any Company Group Member; and

(h)	there has not been a material change in the remuneration or benefits paid to or given or expected by the Officers of any Company Group Member.

6.	RECORDS AND SYSTEMS

All books of accounts and other records of any kind of the Company Group:

(a)	have been fully, properly and accurately kept on a consistent basis and completed in accordance with:

(i)	proper business and accounting practices; and

(ii)	(excluding accounts, books, ledgers and other financial records) all applicable Statutes;

(b)	have not had any material records or information removed from them;

(c)	do not contain or reflect any material inaccuracies or discrepancies;

(d)	give and reflect a true and fair view of the trading transactions, or the financial and contractual position of the Company Group and of their assets and liabilities; and

(e)	are in the possession of the Company Group.

7.	CONTRACTS AND COMMITMENTS

7.1	Contracts Binding

Every contract, instrument or other commitment to which any Company Group Member is a party is valid and binding according to its terms and, without prejudice to any other warranty, so far as the Vendor are aware, no party to any such commitment is in material default under the terms of that commitment.

7.2	Material Contracts

Any contract, transaction, arrangement or liability to which a Company Group Member is a party that involves, or likely to involve, obligations or liabilities that, by reason of their nature or magnitude ought reasonably be made known to an intending buyer of the Vendor Shares has been disclosed in the Due Diligence Materials.

7.3	Notices

No Company Group Member has received any written notice that may materially affect the rights of that Company Group Member or the exercise of any rights by that Company Group Member under an agreement that is material to the conduct of the Business.

7.4	No contracts outside ordinary course of business

No Company Group Member is party to any contract or commitment entered into which is in existence and:

(a)	is outside the ordinary course of business;

(b)	even if entered into in the ordinary course of business, involves or is likely to involve obligations or liabilities which by reason of their magnitude or nature ought reasonably to be made known to an intending purchaser of the Vendor Shares; or

(c)	is not at arm’s length.

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7.5	No sums owing

At Settlement, no sums will be owing to the Vendor or to any company or person related to the Vendor by any Company Group Member.

7.6	No contract by unilateral act

No offer, tender, quotation or the like given or made by any Company Group Member is capable of giving rise to a contract merely by any unilateral act of a third party, other than in the ordinary course of business.

7.7	Capital expenditure

There are no outstanding commitments of any Company Group Member for capital expenditure other than replacements and normal purchases of plant and equipment in the ordinary course of business.

7.8	No foreign exchange exposure

There are no foreign exchange contracts binding any Company Group Member and there are no foreign exchange exposures of any Company Group Member.

7.9	No finder’s fee

No-one is entitled to receive from any Company Group Member any finder’s fee, brokerage or other commission or benefit in connection with the Transaction contemplated by this Agreement.

7.10	No profit sharing

No Company Group Member is party to any agreement, arrangement or understanding where it is or will be bound to share profits or waive or abandon any rights.

7.11	Standard Terms and Conditions

A copy of any standard terms and conditions used by each Company Group Member has been provided to the Purchaser and, other than as disclosed in the Due Diligence Materials, no Company Group Member has entered into an agreement or arrangement with a customer or supplier different from these.

7.12	Conditions and Warranties in respect of goods and services

Except for a condition or warranty implied by law or contained in its standard terms of business, no Company Group Member has given a condition or warranty, or made a representation, in respect of goods and services supplied or agreed to be supplied by it, or accepted an obligation that could give rise to a liability after the goods or services have been supplied by it that will or would reasonably be likely to have a Material Adverse Effect on the Company Group Member.

7.13	No other payments

No Company Group Member is subject to any agreement, arrangement or understanding that involves directly or indirectly any offer or payment to any government official or any other third party to influence him or to assist in the obtaining or retaining of business, nor involves any offer or payment to any other person while knowing or having reason to know that all or a portion of the matter offered or any such payment would be made available or paid to any government official or third party for the same purpose.

7.14	Securities enforceable

All security (including any guarantee or indemnity) granted in favour of any Company Group Member is valid and enforceable by that member against the grantor in accordance with the terms of that security.

7.15	No Power of Attorney

There are no powers of attorney given by any Company Group Member in favour of any person which may come into force in relation to the Business or any Company Group Member.

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8.	RELATED PARTY CONTRACTS

(a)	No Company Group Member is a party to any contract or arrangement in which the Vendor are interested, directly or indirectly, nor has there been any such contract or arrangement at any time during the three years up to the Execution Date.

(b)	No Company Group Member is a party to or has had its profits or financial position during the three financial years ended on the Accounts Date been affected by, any contract or arrangement which is not of an entirely arm’s length nature.

(c)	The Vendor is not a party to any outstanding agreement or arrangement for the provision of finance, goods, services or other facilities to or by a Company Group Member or in any way relating to a Company Group Member or its affairs.

9.	FINANCING ARRANGEMENTS

9.1	Financial Debt

At the Settlement Date, the Company will not have any Financial Debt or owe any borrowing or other indebtedness of any description.

10.	ASSETS

10.1	Material Assets

All assets of the Company Group are listed in Schedule 5 and are:

(a)	fully paid for;

(b)	either the absolute property of a Company Group Member free and clear of all Encumbrances (other than a Permitted Encumbrance) or used by a Company Group Member under a contract under which it is entitled to use the assets on the terms and conditions of such a contract;

(c)	not the subject of any lease or hire purchase agreement or agreement for purchase on deferred terms, other than in the ordinary course of business; and

(d)	in the possession of a Company Group Member, its agent or nominee,

except as identified in Schedule 5 or otherwise as provided for or taken into account in the preparation of the Accounts.

10.2	Stock

(a)	All stock owned by the Company Group (Stock) is of good and merchantable quality, fit for the purpose for which it is used.

(b)	The level of Stock is in the reasonable opinion of the Vendor reasonable having regard to current and expected demand.

(c)	The Stock is in the reasonable opinion of the Vendor saleable in the usual course of the Business in accordance with its current price list.

(d)	So far as the Vendor is aware:

(i)	no Company Group Member has supplied, or agreed to supply, goods that have been, or will be, defective, or that fail, or will fail, to comply with their terms of sale;

(ii)	no goods in a state ready for supply by a Company Group Member are, or will be, defective or will fail to comply with terms of sale similar to terms of sale on which similar goods have previously been sold by the Company Group Member; and

(iii)	the amount of Stock in relation to the usual requirements of the Business at the time of Settlement will be reasonable having regard to current and anticipated demand.

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(e)	No Company Group Member has acquired or agreed to acquire any material part of the Stock on terms that the property in the Stock does not pass until full payment is made, except in the ordinary course of the business.

10.3	Plant and Equipment

All plant, machinery, vehicles and equipment owned by or used by a Company Group Member:

(a)	are in satisfactory repair and condition having regard to their age and fair wear and tear;

(b)	are in satisfactory working order and have been regularly and properly maintained;

(c)	are capable of performing the functions for which they are used;

(d)	are recorded in the books of the Company Group Member;

(e)	so far as the Vendor is aware, comply with all applicable laws, conform with all standards and have not been repaired, altered, modified, operated or maintained in a way that would void or otherwise affect any warranty provided by the suppliers of those assets; and

(f)	so far as the Vendor is aware, are not dangerous, inefficient, out of date, unsuitable or in need of renewal or replacement or surplus to the Company Group Member’s requirements.

11.	PREMISES

No Company Group Member owns, leases or occupies any interest in land.

12.	INTELLECTUAL PROPERTY

12.1	Confidential Information

So far as the Vendor is aware, there has not been any misuse or unauthorised disclosure of any Confidential Information.

12.2	No use by other persons

The Vendor is not aware of any use by any other person of any business name or trade mark owned or used by any Company Group Member.

12.3	No infringement of other right

So far as the Vendor is aware, none of the Intellectual Property Rights or other processes now or at any time employed or used by the Company Group, constitute or may constitute an unauthorised infringement of any intellectual property rights of any other person.

13.	INFORMATION TECHNOLOGY

13.1	Systems

The information technology and telecommunications systems, hardware and software owned or used by a Company Group Member in the conduct of the Business as at the Execution Date (Systems) comprise all the information technology and telecommunications systems, hardware and software necessary for the conduct of the Business as conducted at Settlement.

13.2	Ownership of Systems

All Systems are owned and operated by, and are under the control of a Company Group Member and are not wholly or partly dependent on any facilities that are not under the ownership, operation or control of a Company Group Member.

13.3	Software

Each Company Group Member either owns or is validly licensed to use the software comprised in the Systems.

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13.4	No Systems Failures

In the 12 months before the Execution Date, there have been no bugs in, outages, failures, breakdowns or substandard performance of, any systems that have had any Material Adverse Effect on the Business and the Vendor are not aware of any fact or matter that may cause any such bug, outage, failure, breakdown or substandard performance following Settlement if the Systems are used on substantially the same basis as they are used as at the Execution Date.

13.5	Support

The Company Group has valid and subsisting support agreements with the suppliers of the Systems under which preventive and corrective maintenance services, software upgrades and helpdesk services for the Systems are provided to the Company Group.

13.6	Disaster Recovery

The Company Group has up to date disaster recovery plans for the Systems which are designed to minimise the impact of any loss of, damage to, or material interruption in use of any System on the conduct of the Business and which comply with best information technology industry practice.

13.7	Security

The Company Group applies reasonable security measures to prevent unauthorised access or damage to the Systems or destruction or corruption of data stored or processed by the System.

14.	ABSENCE OF LITIGATION

14.1	No current litigation

No Company Group Member and no person for whom they may be vicariously liable, is engaged in any capacity in any prosecution, litigation, arbitration proceedings or administrative or governmental challenge or investigation (Litigation).

14.2	No pending Litigation

There is no Litigation pending, threatened or anticipated against any Company Group Member or any person for whom any Company Group Member may be vicariously liable.

14.3	No facts giving rise to Litigation

So far as the Vendor is aware, no fact or circumstance exists which may give rise to any Litigation which could materially affect the ability of any Company Group Member continuing to operate the Business.

14.4	No outstanding judgments

There are no unsatisfied or outstanding judgments, orders, decrees, stipulations, or notices affecting any Company Group Member or any person for whom any of them may be vicariously liable.

15.	INSURANCE

15.1	Disclosure of Company Insurance

Schedule 4 accurately details all contracts of insurance and indemnity in force in respect of the property and assets of the Company Group (Company Insurances).

15.2	Insurance contracts still valid

The Company Insurances are in force and there is no fact or circumstance known to the Vendor which would lead to any of them being prejudiced or which would permit an insurer to refuse or reduce a claim or materially increase the premiums payable under the policies. So far as the Vendor is aware, none of the Company Insurances will be terminated or cease to have effect as a result of the transactions contemplated by this Agreement.

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15.3	Premiums paid

All premiums in respect of the Company Insurances will have been paid before the Settlement Date.

15.4	No claims remain unpaid

There are no material Claims made but unpaid under the Company Insurances or any insurance policies previously held, and no material threatened or pending Claims, and there are no events or circumstances which may give rise to any such Claim.

15.5	No failure to claim

No Company Group Member has failed to give any notice or to present any Claim of which the Vendor are aware with respect to the Business under any existing insurance policy.

15.6	No outstanding requirements or recommendations

No Company Group Member has been notified by any insurer that it is required or that it is advisable for it to carry out any maintenance, repairs or other work in relation to any assets of the Business.

15.7	Insurance only relevant to Business

The insurances effected by the Company Group do not cover or otherwise relate to any assets or premises other than those owned and used by the Company Group or any risks or liabilities other than those which may be incurred by the Company Group.

16.	TAXATION

16.1	Taxation Liabilities

(a)	All Tax and Duty arising under any Tax Law for which any Company Group Member is liable or for which any Company Group Member is liable to account has been duly paid or accrued (in so far as such Tax or Duty ought to have been paid or accrued).

(b)	No Company Group Member is, or will in the future become, subject to any Tax or Duty on or in respect of or by reference to its profits, gains, income, sales, disposals of or transactions in relation to assets, inventory, or other property for any period up to and including settlement in excess of the provision for Tax and Duty included in the Accounts.

(c)	No Company Group Member has done anything which has or would give rise to a liability to Tax under the Taxation (Unpaid Company Tax) Assessment Act 1982 (Cth), whether or not that liability has been discharged.

16.2	Withholding Tax

Any obligation on a Company Group Member under any Tax Law to withhold amounts at source has been complied with.

16.3	Tax Returns

(a)	Each Company Group Member has submitted any necessary information, notices, computations and returns to the relevant Governmental Authority in respect of any Tax or any Duty relating to the Company Group Member.

(b)	No tax return, election or notice lodged or filed by any Company Group Member contains either of the following:

(i)	a false or misleading statement or omits to refer to a matter which is required to be included or without which the statement is false or misleading; or

(ii)	a material error or a material omission relating to the assessment of Tax of the Company Group Member; and

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(c)	The Company Group has maintained sufficient records to support all returns lodged or filed relating to Tax and Duty and to comply with any Tax Law.

16.4	No Tax Audit

No Company Group Member has within the past 12 months suffered any investigation, audit or visit by the Commissioner of Taxation or any other taxation authority, and, so far as the Vendor is aware, there is no such investigation audit or visit planned for the next 12 months.

16.5	Penalties and Interest

No Company Group Member has since incorporation paid or become liable to pay, nor are there any circumstances known to the Vendor by reason of which the Company Group Member is likely to become liable to pay any fine, penalty, surcharge or interest whether charged by virtue of the provisions of any Tax Law.

16.6	Records

Each Company Group Member has maintained proper and adequate records to enable it to comply in material respects with its obligations to:

(a)	prepare and submit any information, notices, computations, payments and returns required in respect of any Tax Law;

(b)	prepare any accounts necessary for compliance with any Tax Law; and

(c)	retain necessary records as required by any Tax Law, and such records are accurate in all material respect.

16.7	Franking Account

Each Company Group Member has:

(a)	complied with the provisions of Part 3-6 of the ITAA 97 and has maintained records of all franking debits and franking credits which are sufficient for the purposes of that legislation;

(b)	franked the required amount to all dividends paid since the Accounts Date;

(c)	not done anything or been involved in any scheme, arrangement or transaction or series of schemes, arrangements or transactions which, or any part of which, caused or may cause a franking debit to arise in the Company Group Member’s franking account; and

(d)	not been party to or otherwise involved in any transaction which caused a franking deficit to arrive at the end of the franking year following the Accounts Date including by franking a dividend paid after the Accounts Date.

16.8	No Tainting

None of the Company Group Members have a share capital account that is tainted under Section 160ARDM of the ITAA 36 or within division 197 of the ITAA 97 by the transfer of an amount to the share capital account from any of its other accounts.

16.9	Capital Gains Tax

No Company Group Member has sought capital gains tax relief under sub division 126 of the ITAA 97 or Section 160ZZO of the ITAA 36 in respect of any asset acquired by any Company Group Member and that is still owned by any Company Group Member immediately after Settlement.

16.10	No Dispute

No Company Group Member has made a false or misleading statement to a taxation officer within the meaning of any Tax Law in relation to any income or franking year and there is no unresolved dispute with any Revenue Authority involving the Company Group.

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16.11	Interposed Entity Election

No Company Group Member has ever made an interposed entity election pursuant to the trust loss provisions of the ITAA 36.

16.12	Australian Residents

Each Company Group Member is and has throughout the period since incorporation been resident in Australia for corporation tax purposes and if the Company Group Member is not resident it is not a company incorporated in Australia.

16.13	Tax Avoidance

No Company Group Member has been a party to, or has participated in transactions or arrangements that could give rise to the exercise by the relevant authority of its powers under the Tax Law in relation to losses and outgoings incurred under tax avoidance schemes or in relation to international agreements or schemes to reduce income tax, or any other discretionary powers of the relevant Revenue Authority under the Tax Law by virtue of which transactions or arrangements entered into by any entity with the Company Group may be reopened, revised or given an interpretation different from that adopted by the relevant entity with the Company Group.

16.14	Public Officer

The office of public officer as required by Tax Law has always been occupied.

16.15	GST

(a)	Any GST required to be paid by a Company Group Member has been imposed, obtained and remitted to the correct Revenue Authority in accordance with its commitments under the GST legislation. Each Company Group Member has complied with all of its obligations under the GST legislation and other legislation associated with the introduction of the GST.

(b)	If under or by virtue of any agreement to which a Company Group Member is a party, any GST is liable to be paid in connection with any Taxable Supply made by the Company Group Member under that agreement, the Company Group Member will be entitled to recover from the party required to pay for the Taxable Supply an amount so that after meeting any liability to pay GST the Company Group Member retains the same amount as if GST was not payable in connection with the Taxable Supply.

16.16	Stamp Duty and other Tax

All stamp duty and other Tax and Duty payable in respect of every agreement, document or transaction to which a Company Group Member is or has been a party or by which a Company Group Member derives or has derived, a substantial benefit, has been duly paid.

17.	EMPLOYMENT

17.1	Employee Entitlements

Other than arising in the ordinary course of business before the Settlement Date, the Company is not under, nor will it assume before the Settlement Date, any liability for any pension, lump sum retiring allowance or redundancy payment or any liability with respect to holiday, long service or sick leave entitlement.

17.2	Contractors

So far as the Vendor is aware, each of the contracts entered into by each Company Group Member with any contractors are enforceable against the Parties to it and so far as the Vendor is aware, there is no party in breach of, or in default under, any such contract.

17.3	No collective agreements

No Company Group Member is a party to any collective agreement or enterprise bargaining agreement or other agreement or arrangement nor is any Company Group Member involved in or likely to be involved in any industrial dispute with any trade union or other organisation of employees, which will or would reasonably be likely to, have a Material Adverse Effect on the Company Group Member.

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17.4	No changes to directors’ benefits

Since the Accounts Date, the Company Group has not paid any remuneration or fees to its directors other than normal remuneration to executive directors.

17.5	Compliance with awards and agreements

So far as the Vendor is aware, in respect of former employees, the Company Group has complied with all applicable industrial awards and agreements and all statutory requirements.

17.6	Compliance with Statutes

So far as the Vendor is aware, the Company Group has complied in all material respects with all applicable Statutes directed at:

(a)	avoiding all forms of discrimination with respect to employees;

(b)	providing long service leave benefits to employees;

(c)	providing training and career assistance to employees; and

(d)	providing for affirmative action programmes,

and there are no outstanding claims against or payments due from any Company Group Member under such Statutes.

17.7	No Offer of Employment

Other than in the ordinary course of business, no Company Group Member has made any offer of work or any appointment of an individual (or any company controlled by an individual as a senior executive, or as an independent contractor) for a term of 12 months or more or for payment of A$50,000 or more per annum, that remains capable of acceptance and that cannot be terminated without penalty on less than 3 months’ notice.

17.8	Payments made

Mirragin has paid all amounts due to its employees and all amounts due to any third party in respect of its employees.

17.9	Termination

The employment of each employee is on a casual basis and can be lawfully terminated on no more than one (1) months’ notice or less without payment of any damages or compensation, including any severance or redundancy payments.

18.	MATERIAL DISCLOSURE

18.1	All material information

Any historical information actually known to the Vendor as at the Execution Date concerning the Company Group which might reasonably be regarded as material to a purchaser for value of the Vendor Shares has been disclosed in the Due Diligence Materials.

18.2	True, complete and accurate

All historical information in the Due Diligence Materials concerning each Company Group Member or the Vendor Shares is true and accurate in all material respects and is not misleading or deceptive in any material respect.

18.3	No adverse circumstances

There are no circumstances known to the Vendor which might reasonably be expected to have a Material Adverse Effect on the Company Group.

18.4	No competing interests

The Vendor does not have any interest in any company or business which has a close trading relationship with or which is in competition with a business conducted by the Company Group.

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SCHEDULE 2 – PURCHASER WARRANTIES

PURCHASER WARRANTIES

(a)	The Purchaser has full power and authority to enter into and perform its obligations under this Agreement.

(b)	All necessary authorisations for the execution, delivery and performance by the Purchaser of this Agreement have been or will be obtained before Settlement.

(c)	The entry into and performance of this Agreement and all documents executed pursuant to this Agreement by the Purchaser does not constitute a breach of any obligation (including any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking by which the Purchaser is bound.

(d)	No Event of Insolvency has occurred in relation to the Purchaser, nor is there any act which has occurred or any omission made which may result in an Event of Insolvency occurring in relation to the Purchaser.

(e)	The Purchaser is validly incorporated, organised and subsisting in accordance with the laws of its place of incorporation.

(f)	The Purchaser enters into and performs this Agreement on its own account and not as trustee for or nominee of any other person.

(g)	To the knowledge of the Purchaser at the Execution Date, there is no fact, circumstance or occurrence which is reasonably likely to give rise to a Claim against a Company Group Member.

(h)	There is no unsatisfied judgement, order, arbitral award or decision of any court, tribunal or arbitrator, or unsatisfied judgement or proceedings in any court, tribunal or arbitration, against a Company Group Member.

(i)	At Settlement, the Purchaser will have the necessary power and authority to issue the Consideration Shares to the Vendor.

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SCHEDULE 3 – COMPANY ACCOUNTS

As already provided to the Purchaser.

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SCHEDULE 4 – COMPANY INSURANCES

As previously provided to the Purchaser.

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SCHEDULE 5 – COMPANY GROUP ASSETS

As previously provided to the Purchaser.

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